EXHIBIT 5.1

Nason, Yeager, Gerson White & Lioce, P.A.

3001 PGA Boulevard, Suite 305

Palm Beach Gardens, Florida 33410

April 5, 2017

GelTech Solutions, Inc.

1460 Park Lane South, Suite 1

Jupiter, FL 33458

Attention: Mr. Peter Cordani, CEO

Re:

GelTech Solutions, Inc.

Dear Mr. Cordani:

You have advised us that GelTech Solutions, Inc. (the “Company”) is filing with the United States Securities and Exchange Commission a Post-Effective Amendment Number 2 to the Form S-1 with respect to 6,112,087 shares of common stock, of which 478,231 shares are currently outstanding.

In connection with the filing of this Registration Statement, you have requested that we furnish you with our opinion as to the legality of such shares as shall be offered by the Selling Shareholder pursuant to the Prospectus which is part of the Registration Statement.

After having examined the Company’s Certificate of Incorporation, Bylaws, minutes, the financial statements contained in the Prospectus and relying upon information supplied by the Company and its stock transfer agent, we are of the opinion that the 5,633,856 shares of common stock issuable to Lincoln Park will be, when issued and paid for in accordance with terms of the Agreement, validly issued, duly authorized, fully paid and non-assessable.

Additionally, the 478,231 shares of common stock which are currently outstanding and offered under the Prospectus are validly issued, duly authorized, fully paid and non-assessable.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

We hereby consent to being named in the Registration Statement, to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Nason, Yeager, Gerson White & Lioce, P.A.

Nason, Yeager, Gerson White & Lioce, P.A.